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TABLE OF CONTENTS Prospectus Supplement

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Floating Rate Notes due September 2018	$750,000,000	100%	$750,000,000

Floating Rate Notes due March 2019	$750,000,000	100%	$750,000,000

Floating Rate Notes due September 2019	$500,000,000	100%	$500,000,000

1.850% Senior Notes due 2019	$1,000,000,000	99.965%	$999,650,000

Total			$2,999,650,000	$347,660

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-220283

Prospectus Supplement
(To Prospectus dated August 31, 2017)

Gilead Sciences, Inc.

$3,000,000,000
$750,000,000 Floating Rate Notes due September 2018
$750,000,000 Floating Rate Notes due March 2019
$500,000,000 Floating Rate Notes due September 2019
$1,000,000,000 1.850% Senior Notes due 2019

         We are offering $750,000,000 aggregate principal amount of Floating Rate Notes due September 2018 (the "September 2018 floating rate notes"), $750,000,000 aggregate principal amount of Floating Rate Notes due March 2019 (the "March 2019 floating rate notes"), $500,000,000 aggregate principal amount of Floating Rate Notes due September 2019 (the "September 2019 floating rate notes," and together with the September 2018 floating rate notes and the March 2019 floating rate notes, the "floating rate notes") and $1,000,000,000 aggregate principal amount of 1.850% Senior Notes due 2019 (the "fixed rate notes" and, together with the floating rate notes, the "notes"). We will pay interest on the floating rate notes on March 20, June 20, September 20 and December 20 of each year, commencing on December 20, 2017. We will pay interest on the fixed rate notes on March 20 and September 20 of each year, commencing on March 20, 2018. The September 2018 floating rate notes will mature on September 20, 2018, the March 2019 floating notes will mature on March 20, 2019, the September 2019 floating notes will mature on September 20, 2019, and the fixed rate notes will mature on September 20, 2019.

         We may redeem some or all of the fixed rate notes at any time and from time to time at the applicable redemption price as further described under "Description of the Notes—Optional Redemption." We will not have the option to redeem any series of the floating rate notes, in whole or in part, prior to the maturity date. If a change of control triggering event as described in this prospectus supplement under the heading "Description of the Notes—Change of Control" occurs, we will be required to offer to purchase the notes from the holders. We will be required to redeem all the notes under the circumstances and at the redemption price described in this prospectus supplement under the heading "Description of the Notes—Special Mandatory Redemption."

         The notes will be our senior unsecured obligations and will rank equally with all our other unsecured obligations from time to time outstanding.

         The notes will not be listed on any securities exchange. There currently are no public markets for the notes.

         See "Risk Factors" beginning on page S-9 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

	Public Offering Price(1)	Underwriting Discount(2)	Proceeds to us, (before expenses)(1)

Per September 2018 floating rate note	100.000%	0.075%	99.925%

Per March 2019 floating rate note	100.000%	0.125%	99.875%

Per September 2019 floating rate note	100.000%	0.200%	99.800%

Per fixed rate note	99.965%	0.200%	99.765%

Total	$2,999,650,000	$4,500,000	$2,995,150,000

(1)
Plus accrued interest, if any, from September 21, 2017, if settlement occurs after that date.

(2)
See "Underwriting" for a description of the compensation payable to the underwriters.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The notes will be delivered in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about September 21, 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Barclays	J.P. Morgan	Morgan Stanley

Co-Managers

Citigroup	Goldman Sachs & Co. LLC	HSBC	Mizuho Securities
MUFG	RBC Capital Markets	SMBC Nikko	US Bancorp

Evercore ISI	Lazard	The Williams Capital Group, L.P.

September 14, 2017

Prospectus Supplement

Prospectus

It is expected that delivery of the notes will be made against payment therefor on or about September 21, 2017, which is the fifth business day following the date of the pricing of the notes ("T+5"). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or after the date of pricing but prior to the closing date may be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a shelf registration process. Under the shelf registration process, we may offer from time to time (i) debt securities, (ii) common stock, (iii) preferred stock, (iv) depositary receipts, representing fractional shares of our preferred stock, (v) warrants to purchase debt securities, preferred stock or common stock, (vi) subscription rights to purchase debt securities, preferred stock or common stock, (vii) stock purchase contracts obligating holders to purchase from or sell to us common stock or preferred stock at a future date or dates and (viii) stock purchase units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our debt securities and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under "Where You Can Find More Information" included elsewhere in this prospectus supplement and any free writing prospectus we have filed with the SEC relating to this offering before investing in the notes. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed with the SEC and is incorporated into this prospectus by reference, on the other hand, the information in this prospectus supplement shall control.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have filed with the SEC relating to this offering. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus we have filed with the SEC relating to this offering is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus, except as otherwise indicated, "Gilead," the "Company," "we," "our," and "us" and similar terms refer to Gilead Sciences, Inc. and its consolidated subsidiaries.

        Disclosure relating to Kite Pharma, Inc., a Delaware corporation ("Kite Pharma"), has been taken from its filings under the Exchange Act.

S-i

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read on our internet site at http://www.gilead.com. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (filed with the SEC on February 27, 2017);

  •
  Definitive Proxy Statement on Schedule 14A (filed with the SEC on March 27, 2017);

  •
  Quarterly Reports on Form 10-Q (filed with the SEC on May 10, 2017 and August 7, 2017); and

  •
  Current Reports on Form 8-K (filed with the SEC on February 8, 2017, February 21, 2017, May 12, 2017, August 28, 2017 and September 13, 2017) and Amendment to Current Report on Form 8-K/A (filed with the SEC on May 18, 2017).

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed.

        We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q incorporated by reference herein) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

        We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in this prospectus supplement and the accompanying prospectus). Requests should be directed to Gilead Sciences, Inc., Attention: Investor Relations, 333 Lakeside Drive, Foster City, California 94404, Telephone: (650) 574-3000.

S-ii

        Kite Pharma is also subject to the information and reporting requirements of the Exchange Act and files periodic reports and other information with the SEC. These periodic reports and other information are available for inspection and copying at the SEC's public reference room and by accessing the internet site of the SEC referred to above.

S-iii

SUMMARY

        This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in "Risk Factors" below and in the incorporated documents.

 Our Company

        We are a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. With each new discovery and investigational drug candidate, we strive to transform and simplify care for people with life-threatening illnesses around the world. We have operations in more than 30 countries worldwide, with headquarters in Foster City, California. Our primary areas of focus include human immunodeficiency virus, liver diseases such as chronic hepatitis C virus infection and chronic hepatitis B virus infection, hematology/oncology, cardiovascular and inflammation/respiratory diseases. We seek to add to our existing portfolio of products through our internal discovery and clinical development programs and through product acquisition and in-licensing strategies.

        Our portfolio of marketed products includes AmBisome®, Atripla®, Cayston®, Complera®/Eviplera®, Descovy®, Emtriva®, Epclusa®, Genvoya®, Harvoni®, Hepsera®, Letairis®, Odefsey®, Ranexa®, Sovaldi®, Stribild®, Truvada®, Tybost®, Vemlidy®, Viread®, Vosevi® and Zydelig®. We have U.S. and international commercial sales operations, with marketing subsidiaries in over 30 countries. We also sell and distribute certain products through our corporate partners under royalty-paying collaborative agreements.

* * *

        We were incorporated in Delaware on June 22, 1987. Our principal executive offices are located at 333 Lakeside Drive, Foster City, California 94404. The telephone number of our principal executive offices is (650) 574-3000.

Recent Developments

Proposed Acquisition of Kite Pharma, Inc.

        On August 28, 2017, we announced that we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Kite Pharma, and Dodgers Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and our wholly owned subsidiary, pursuant to which we will acquire Kite Pharma. The Acquisition (as defined below) values Kite Pharma at approximately $11.9 billion, including an estimated cash purchase price of $10.9 billion and $1.0 billion of unvested equity-based awards that will be issued to Kite Pharma's employees upon close of the Acquisition.

        We have received bridge loan commitments of $9.0 billion in connection with potential interim financing of the Acquisition. We currently plan to finance the transaction with approximately $3.0 billion cash on hand, up to $6.0 billion of borrowings under available term loan facilities (the "New Term Loan Facilities") and the proceeds of this offering. The Acquisition is not conditioned on financing and is expected to be completed in the fourth quarter of 2017. However, there can be no assurance that the Acquisition will be completed on a timely basis or at all.

  Kite Pharma

        Kite Pharma is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel cancer immunotherapy products designed to harness the power of a patient's own immune system to target and kill cancer cells. Kite Pharma has developed engineered cell therapies that express either a chimeric antigen receptor ("CAR") or an engineered T cell receptor ("TCR"), depending on the type of cancer. Kite Pharma's most advanced therapy candidate, axicabtagene ciloleucel ("axi-cel"), is a CAR T therapy currently under priority review by the U.S. Food and Drug Administration ("FDA"). It is expected to be the first to market as a treatment for refractory aggressive non-Hodgkin lymphoma, which includes diffuse large B-cell lymphoma ("DLBCL"), transformed follicular lymphoma ("TFL") and primary mediastinal B-cell lymphoma ("PMBCL"). FDA has set a target action date of November 29, 2017 under the Prescription Drug User Fee Act. A marketing authorization application has also been filed for axi-cel for the treatment of relapsed/refractory DLBCL, TFL and PMBCL with the European Medicines Agency, representing the first submission in Europe for a CAR T therapy. Approval in Europe is expected in 2018. Kite Pharma has additional candidates in clinical trials in both hematologic cancers and solid tumors, including KITE-585, a CAR T therapy candidate that targets BCMA expressed in multiple myeloma.

  The Acquisition

        On September 5, 2017, Gilead and Merger Sub commenced a tender offer (the "Tender Offer") to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Kite Pharma (the "Kite Pharma Stock"), at a price of $180.00 per share, net to the seller in cash, without interest and subject to any required withholding of taxes (the "Tender Offer Price"). The Tender Offer is scheduled to expire at one minute after 11:59 p.m. Eastern Time, on October 2, 2017, unless extended in accordance with the terms of the Merger Agreement. As soon as practicable following the consummation of the Tender Offer and subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into Kite Pharma pursuant to Section 251(h) of the Delaware General Corporation Law (the "Merger" and, together with the Tender Offer, the "Acquisition"), with Kite Pharma surviving the Merger as a wholly owned subsidiary of Gilead.

        Under the terms of the Merger Agreement, the Tender Offer may in certain circumstances be extended until the earlier of the termination of the Merger Agreement in accordance with its terms or on or prior to midnight Eastern Time, on December 27, 2017 (the "End Date"), provided that the End Date may be in certain circumstances be extended to March 27, 2018, subject to the terms and conditions set forth in the Merger Agreement.

        Gilead's obligation to accept and pay for shares in the Tender Offer is subject to the satisfaction or waiver of certain conditions, including receipt of a number of shares of Kite Pharma Stock validly tendered in the Tender Offer and not validly withdrawn that, together with the shares beneficially owned by Gilead and its subsidiaries, represent one more share than 50% of the sum of (i) the total number of shares of Kite Pharma Stock outstanding as of the expiration of the Tender Offer and (ii) the number of shares of Kite Pharma Stock issuable in respect of securities outstanding as of the expiration of the Tender Offer that are convertible into shares of Kite Pharma Stock (except for certain equity-based awards of Kite Pharma, in accordance with the Merger Agreement); the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and other customary closing conditions.

        A copy of the Merger Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on August 28, 2017, which is incorporated by reference into this prospectus supplement. The foregoing description of the Acquisition and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

        This offering is not conditioned upon the completion of the Acquisition but, in the event that the Acquisition is not consummated on or before March 27, 2018, or the Merger Agreement is terminated at any time prior thereto, we will be required to redeem in whole and not in part the notes for a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. See "Description of the Notes—Special Mandatory Redemption."

  Financing of the Acquisition

        We have received bridge loan commitments of $9.0 billion in connection with potential interim financing of the transaction from a syndicate of lending institutions (including affiliates of the underwriters). The bridge loan commitments were reduced on a dollar-for-dollar basis by the amount of commitments under the New Term Loan Facilities, and will be further reduced on a dollar-for-dollar basis by the gross proceeds from this offering. If we finance the acquisition with the borrowings under the bridge loan commitments, the terms will be customary for loans of this type.

        In addition to the proceeds of this offering and approximately $3.0 billion cash on hand, we will finance the acquisition with up to $6.0 billion of borrowings under the New Term Loan Facilities under the Term Loan Facility Credit Agreement we entered into on September 8, 2017. The terms of the New Term Loan Facilities are customary for facilities of this type.

 The Offering

Issuer	Gilead Sciences, Inc., a Delaware corporation.
Securities offered

$750,000,000 aggregate principal amount of Floating Rate Notes due September 2018 (the "September 2018 floating rate notes").
$750,000,000 aggregate principal amount of Floating Rate Notes due March 2019 (the "March 2019 floating rate notes").
$500,000,000 aggregate principal amount of Floating Rate Notes due September 2019 (the "September 2019 floating rate notes").
$1,000,000,000 aggregate principal amount of 1.850% Senior Notes due 2019 (the "fixed rate notes").

Maturity

The September 2018 floating rate notes will mature on September 20, 2018.
The March 2019 floating rate notes will mature on March 20, 2019.
The September 2019 floating rate notes will mature on September 20, 2019.
The fixed rate notes will mature on September 20, 2019.

Interest payment dates	We will pay interest on the floating rate notes on March 20, June 20, September 20 and December 20 of each year, commencing on December 20, 2017.
We will pay interest on the fixed rate notes on March 20 and September 20 of each year, commencing on March 20, 2018.
Interest on each series of the notes will accrue from September 21, 2017.
Interest rate	The floating rate notes will bear interest as follows:

The interest rate for the first Interest Period (as defined under "Description of the Notes—General") will be the Three Month LIBOR (as defined under "Description of the Notes—General"), as determined on September 19, 2017, plus 0.170% with respect to the September 2018 floating rate notes, 0.220% with respect to the March 2019 floating rate notes and 0.250% with respect to the September 2019 floating rate notes. The interest rate for each Interest Period after the first Interest Period will be the Three Month LIBOR, as determined on the applicable Interest Determination Date (as defined under "Description of Notes—General"), plus 0.170% with respect to the September 2018 floating rate notes, 0.220% with respect to the March 2019 floating rate notes and 0.250% with respect to the September 2019 floating rate notes.

The fixed rate notes will bear interest at 1.850% per year.
Optional redemption	We may redeem some or all of the fixed rate notes at any time and from time to time at the applicable redemption price described herein under "Description of the Notes—Optional Redemption."

We will not have the option to redeem any series of the floating rate notes, in whole or in part, prior to the maturity date. We will be required to redeem the notes as described in "—Special mandatory redemption" below.

Special mandatory redemption

In the event that the Acquisition is not consummated on or before March 27, 2018 or the Merger Agreement is terminated any time prior thereto, we will be required to redeem the notes, in whole and not in part, for a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. See "Description of the Notes—Special Mandatory Redemption."

Change of control offer

If we experience a "Change of Control Triggering Event" (as defined in "Description of the Notes—Change of Control"), we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Change of Control."

Certain covenants

The indenture governing the notes contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness, enter into sale and leaseback transactions and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries. See "Description of the Notes—Certain Covenants."

Events of default	An "Event of Default" under the indenture in respect of the notes of a particular series is:
• default for 30 days in payment of interest on the notes of such series;
• default in payment of principal or any premium on the notes of such series;
• failure by us for 90 days after notice to us to comply with any of our other agreements in the applicable indenture for the benefit of holders of the notes of such series;
• certain events of bankruptcy, insolvency or reorganization; and

•

the occurrence with respect to any debt of the Company individually or in the aggregate in excess of $150,000,000 of (i) an event of default that results in such debt becoming due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) the failure to make any payment when due (including any applicable grace period), which results in the acceleration of the maturity of such debt, in each case without such acceleration having been rescinded, annulled or otherwise cured.

See "Description of the Notes—Events of Default."

Ranking

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured obligations, including all other unsubordinated securities issued under the indenture governing the notes, from time to time outstanding. The indenture governing the notes provides for the issuance by us from time to time of senior unsecured indebtedness in an unlimited amount. See "Description of the Notes—Ranking."

Form and denomination	The notes of each series will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.
DTC eligibility

The notes of each series will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See "Description of the Notes—Book-Entry; Delivery and Form of Notes."

Use of proceeds

We estimate that the net proceeds from this offering, after deducting underwriters' discounts and estimated offering expenses payable by us, will be approximately $2.99 billion. We intend to use the net proceeds from this offering, together with the net proceeds from the New Term Loan Facilities, to pay the cash consideration for the Acquisition and to pay related fees and expenses. This offering is not conditioned upon the completion of the Acquisition which, if completed, will occur subsequent to the closing of this offering. See "Use of Proceeds."

Risk factors

You should carefully read and consider the information set forth in the section entitled "Risk Factors" beginning on page S-9 of this prospectus supplement and the risk factors set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, incorporated herein by reference, before investing in the notes.

No listing of the notes	We do not intend to apply to list any series of notes on any securities exchange or to have any series of notes quoted on any automated quotation system.
Re-opening of the notes

We may from time to time, without the consent of the holders of such series of notes, create and issue further notes of such series having the same terms and conditions in all respects as the notes of such series being offered hereby, except for the issue date, the public offering price and, in some cases, the date of the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the applicable series of notes being offered hereby.

Governing law	The notes and the indenture governing the notes will be governed by and construed in accordance with the laws of the State of New York.
Trustee, calculation agent, registrar and paying agent	Wells Fargo Bank, National Association.

Summary Consolidated Financial Data

        The following summary consolidated financial data for the six months ended June 30, 2017 and 2016 are derived from our unaudited condensed consolidated financial statements, except for Other data. The following summary consolidated financial data for the years ended December 31, 2016, 2015 and 2014 are derived from our audited consolidated financial statements, except for Other data. The summary consolidated financial data should be read in conjunction with (i) our consolidated financial statements, and the related notes thereto, as provided in our Annual Report on Form 10-K for the year ended December 31, 2016, (ii) our condensed consolidated financial statements and the related notes thereto, as provided in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and (iii) the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" as provided in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, each of which is incorporated by reference into this prospectus supplement. Our historical results are not necessarily indicative of our future results and our interim results are not necessarily indicative of results to be expected for the full year ending December 31, 2017, or any other period.

	Six months ended June 30,		Year ended December 31,
(in millions)	2017	2016	2016	2015	2014
	(unaudited)
Consolidated statement of income data:
Total revenues	$13,646	$15,570	$30,390	$32,639	$24,890
Total costs and expenses	5,625	6,381	12,757	10,446	9,625
Income from operations	8,021	9,189	17,633	22,193	15,265
Provision for income taxes	1,964	1,837	3,609	3,553	2,797
Net income attributable to Gilead	5,775	7,063	13,501	18,108	12,101
Consolidated statement of cash flows data:
Net cash provided by operating activities(1)	6,451	9,115	16,669	20,329	12,818
Net cash used in investing activities	(3,939)	(5,393)	(11,985)	(12,475)	(1,823)
Net cash used in financing activities(1)	(2,124)	(10,174)	(9,347)	(4,963)	(3,025)

	June 30,	December 31,
(in millions)	2017	2016	2015	2014
	(unaudited)
Consolidated balance sheet data:
Cash, cash equivalents and marketable securities	$36,576	$32,380	$26,208	$11,726
Working capital(2)	20,100	10,370	14,872	11,953
Total assets	60,263	56,977	51,716	34,601
Other long-term obligations(2)	442	297	395	586
Total debt, net(3)	26,296	26,346	22,055	12,341
Retained earnings	21,823	18,154	18,001	12,732
Total stockholders' equity	23,091	19,363	19,113	15,819

	Six months ended June 30,	Year ended December 31,
	2017	2016	2015	2014	2013	2012
Other data:
Ratio of earnings to fixed charges	15.1x	18.1x	31.1x	35.5x	14.1x	10.5x

(1)
In March 2016, the Financial Accounting Standards Board (the "FASB") issued Accounting Standards Update No. 2016-09 ("ASU 2016-09") "Improvements to Employee Share-Based

  Payment Accounting." We adopted this standard in the first quarter of 2017. One aspect of ASU 2016-09 amends the presentation of certain share-based payment items on the statement of cash flows, which we adopted on a retrospective basis. The consolidated statement of cash flows data presented above for the years ended December 31, 2016, 2015 and 2014 has not been revised to reflect the impact of adoption of the accounting standard to (a) reclassify $194 million, $585 million and $482 million, respectively, of excess tax benefits from stock-based compensation from Net cash used in financing activities to Net cash provided by operating activities and (b) reclassify $184 million, $336 million and $258 million, respectively, of employee taxes paid to tax authorities when we withheld shares to meet the minimum statutory withholding requirement from Net cash provided by operating activities to Net cash used in financing activities.

(2)
In November 2015, the FASB issued Accounting Standards Update No. 2015-17 ("ASU 2015-17") "Balance Sheet Classification of Deferred Taxes." We adopted this standard on a retrospective basis in the first quarter of 2017. ASU 2015-17 requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet. The consolidated balance sheet data presented above for the years ended December 31, 2015 and 2014 has not been revised to reflect the impact of adoption of the accounting standard, which would have the effect of reducing Working capital by $828 million and $500 million, and increasing Other long-term obligations by $0 million and $8 million as of December 31, 2015 and 2014, respectively.

(3)
As of June 30, 2017, there were no amounts outstanding under our revolving credit facility.

During 2016, we issued $5.0 billion principal amount of senior unsecured notes in a registered offering. We also repaid $285 million of principal balance of our convertible senior notes due in May 2016 and $700 million of principal balance of senior unsecured notes due in December 2016.

During 2015, we issued $10.0 billion principal amount of senior unsecured notes in registered offerings. We also repaid $213 million of principal balance of convertible senior notes due in May 2016.

During 2014, we issued $8.0 billion principal amount of senior unsecured notes in registered offerings. We also repaid $912 million of principal balance of convertible senior notes due in May 2014, $750 million of principal balance of senior unsecured notes due in December 2014 and $600 million under our five-year revolving credit facility.

RISK FACTORS

        Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below or in the documents incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become material factors that affect us. If any of the following risks or those incorporated by reference herein occurs or intensifies, our business, financial condition or results of operations could be materially and adversely affected. If this were to happen, the value of the notes could decline significantly, and you may lose some or all of your investment. In connection with the forward-looking statements in this prospectus supplement, you should also carefully review the cautionary statements under "Forward-Looking Statements."

Risks Related to this Offering and the Notes

         The notes are obligations exclusively of the Company and not of its subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries' creditors.

        The notes are obligations exclusively of Gilead Sciences, Inc., and are not guaranteed by any of its subsidiaries. As a result, our debt is "structurally subordinated" to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture governing the notes does not restrict our or our subsidiaries' ability to incur unsecured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness. As of June 30, 2017, our subsidiaries had approximately $3.1 billion of outstanding indebtedness and other obligations (excluding intercompany liabilities), which consists primarily of accounts payable and accrued liabilities.

         The notes will be effectively junior to secured indebtedness that we may issue in the future.

        The notes are unsecured. As of the date hereof, we had no secured debt outstanding. Holders of our secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to any secured debt that we may issue in the future.

         We may be unable to redeem the notes in the event of a special mandatory redemption.

        In the event that the Acquisition is not consummated on or before March 27, 2018 or the Merger Agreement is terminated any time prior thereto, we must redeem the notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest thereon from the date of initial issuance to, but excluding, the special mandatory redemption date. See "Description of the Notes—Special Mandatory Redemption." We are not obligated to place the proceeds from the sale of the notes in escrow prior to consummation of the Acquisition or to provide a security interest in those proceeds, and there are no restrictions on our use of these proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to redeem any or all of the notes.

         In the event of a special mandatory redemption, holders of the notes may not obtain their expected return on such notes.

        The Acquisition is subject to various closing conditions, many of which are beyond our control. If we are unable to consummate the Acquisition on or before March 27, 2018 or the Merger Agreement is terminated any time prior thereto and we redeem the notes pursuant to the special mandatory redemption provisions of the indenture, holders of notes may not obtain their expected return on such notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the notes, the trading prices of such notes may not reflect the financial results of our business or macroeconomic factors.

        Holders of notes will have no rights under the special mandatory redemption provisions of the indenture as long as the Acquisition is consummated on or before March 27, 2018. In addition, holders of the notes will not have any right to require us to repurchase their notes if, between the closing of this offering and the consummation of the Acquisition, we or Kite Pharma experience any changes, including any material changes, in our respective businesses or financial condition (other than a change of control triggering event with respect to us), or if the terms of the Merger Agreement change, including in material respects.

         We may not be able to repurchase all of the notes upon a Change of Control Triggering Event.

        As described under "Description of the Notes—Change of Control," we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange financing on acceptable terms.

         Redemption may adversely affect your return on the fixed rate notes.

        The fixed rate notes are redeemable at our option at any time, and therefore we may choose to redeem such notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption of such notes in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

         An increase in interest rates could result in a decrease in the relative value of the fixed rate notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the fixed rate notes and market interest rates increase, the market values of your fixed rate notes may decline. We cannot predict the future level of market interest rates.

         There are limited covenants in the indenture governing the notes and the terms of the notes do not prohibit us from taking other action that could negatively impact holders of the notes.

        We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional indebtedness or issuing preferred equity. The terms of the indenture limit our ability to create, grant or incur liens or enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See "Description of the Notes—Certain Covenants." In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing indebtedness or capital stock or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

         Our financial performance and other factors could adversely impact our ability to make payments on the notes.

        Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which in turn are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

         There are no public markets for the notes.

        The notes are new issues of securities for which there currently are no trading markets. As a result, we can give no assurances that any markets will develop for the notes or that you will be able to sell the notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering prices. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, our financial condition and performance, as well as other factors. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, respectively.

         Our credit ratings may not reflect all risks of your investment in the notes.

        Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. An agency's rating should be evaluated independently of any other agency's rating.

         The amount of interest payable on the floating rate notes is set only once per period based on the Three Month LIBOR on the interest determination date, which rate may fluctuate substantially.

        In the past, the level of the Three Month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the Three Month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the Three Month LIBOR is not an indication that the Three Month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period for the floating rate notes, and you should not take the historical levels of the Three Month LIBOR as an indication of its future performance. You should further note that although the actual Three Month LIBOR on an interest payment date for the floating rate notes or at other times during an interest period may be higher than the Three Month LIBOR on the applicable interest determination date for the floating rate notes, you will not benefit from the Three Month LIBOR at any time other than on the interest determination date for such interest period for the floating rate notes. As a result, changes in the Three Month LIBOR may not result in a comparable change in the market value of the floating rate notes.

         Increased regulatory oversight, changes in the method pursuant to which the LIBOR rates are determined and potential phasing out of LIBOR after 2021 may adversely affect the value of the notes.

        On July 27, 2017, the Financial Conduct Authority (the "FCA") announced that it will no longer persuade or compel banks to submit LIBOR rates after 2021 (the "FCA Announcement"). It is not possible to predict the effect of the FCA Announcement, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the United Kingdom and elsewhere, which may adversely affect the trading market for LIBOR based securities or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA, including the FCA Announcement, the ICE Benchmark Administration Limited or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the level of interest payments on the floating rate notes would be affected and, to the extent that the value of your floating rate notes is affected by reported LIBOR rates, the value of the floating rate notes may be affected. Further, if a LIBOR rate is not available on an interest determination date for the floating rate notes, the terms of the floating rate notes will require that we use the LIBOR rate available on the immediately preceding interest determination date for the floating rate notes, which may result in different than expected interest payments and could affect the value of the floating rate notes.

Risks Related to the Acquisition

         Completion of the Acquisition is subject to conditions and if these conditions are not satisfied or waived, the Acquisition will not be completed.

        The obligations of us and Kite Pharma to complete the Acquisition are subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including our acceptance for payment of all shares of Kite Pharma Stock validly tendered (and not validly withdrawn) pursuant to the Tender Offer (which is conditioned on, among other things, the expiration or termination of the applicable waiting period under the HSR Act) and the absence of a restraining order, injunction or other order preventing the Acquisition or other legal requirement prohibiting the consummation of the Acquisition. Our obligation to accept shares of Kite Pharma Stock for payment in the Tender Offer is subject to, among other things, the accuracy of Kite's representations and warranties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) and the performance by Kite of its obligations under the Merger Agreement. We and Kite Pharma may terminate the Merger Agreement upon mutual consent, and either we or Kite Pharma may, subject to certain exceptions set forth in the Merger Agreement, terminate the Merger Agreement if the Acquisition has not been consummated on or before the End Date.

        The failure to satisfy all of the required conditions could delay the completion of the Acquisition for a significant period of time or prevent it from occurring. If the Acquisition is not completed, our ongoing business may be materially adversely affected and, without realizing any of the benefits of having completed the Acquisition, we will be subject to a number of risks, including the following:

  •
  the market price of our common stock could decline;

  •
  time and resources, financial and other, committed by our management to matters relating to the Acquisition could otherwise have been devoted to pursuing other beneficial opportunities for our company;

  •
  we may experience negative reactions from the financial markets or from our customers or employees; and

  •
  we will be required to pay our respective costs relating to the Acquisition, including legal, accounting, financial advisory, financing and printing fees, whether or not the Acquisition is completed.

         Obtaining required regulatory approvals may prevent or delay consummation of the Tender Offer or the Merger or reduce the anticipated benefits of the Acquisition or may require changes to the structure or terms of the Acquisition.

        Consummation of the Tender Offer is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the Tender Offer under the HSR Act. At any time before or after the Tender Offer is consummated, governmental authorities, including the Department of Justice, the Federal Trade Commission or U.S. state Attorneys General, could take action under the antitrust laws in opposition to the Acquisition, including seeking to enjoin completion of the Acquisition, imposing additional requirements, limitations or costs on the Acquisition, condition completion of the Acquisition upon the divestiture of assets of Gilead, Kite Pharma, our or its subsidiaries or impose restrictions on our post-acquisition operations. These could negatively affect our results of operations and financial condition following completion of the Acquisition. Any such requirements or restrictions may delay or prevent consummation of the Tender Offer (which could result in a special mandatory redemption of the notes as discussed herein) or may reduce the anticipated benefits of the Acquisition, which could also have a material adverse effect on our business, cash flows, financial condition and results of operations. No assurance can be given that the required regulatory approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals.

         Kite Pharma will be subject to business uncertainties and contractual restrictions while the Acquisition is pending.

        Uncertainty about the effect of the Acquisition on employees and customers may have an adverse effect on Kite Pharma. These uncertainties may impair Kite Pharma's ability to retain and motivate key personnel and could cause entities dealing with Kite Pharma to defer entering into contracts with Kite Pharma or making other decisions concerning Kite Pharma or seek to change existing business relationships with Kite Pharma. If the Acquisition is completed, such changes could negatively affect the revenues, earnings and cash flows of our company. In addition, if key employees depart because of uncertainty about their future roles, Kite Pharma and our business could be harmed. These risks may be exacerbated by delays or other adverse developments with respect to the completion of the Acquisition.

         Increased leverage may harm our financial condition and results of operations.

        As of June 30, 2017, we had approximately $26.3 billion of total debt on a consolidated basis (and would have had approximately $35.3 billion of total debt on a consolidated basis after giving effect to this offering and the expected borrowings under the New Term Loan Facilities upon the close of the Acquisition). We expect our indebtedness to increase materially in connection with the Acquisition. In addition to issuing the notes offered hereby, we expect to borrow approximately $6.0 billion under the New Term Loan Facilities to fund the Acquisition. We and our subsidiaries may incur additional indebtedness in the future and, subject to limitations on the amount of secured indebtedness we may incur as described under "Description of the Notes," the indenture governing the notes will not restrict us from incurring indebtedness in the future. This increase and any future increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in our business;

  •
  our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be reduced;

  •
  our flexibility in planning for, or reacting to, changes in our business and our industry may be reduced; and

  •
  our flexibility to make acquisitions and develop new products may be limited.

         Combining the two companies may be more difficult, costly or time consuming than we anticipate and we may not realize the intended benefits of the acquired business of Kite Pharma.

        Kite Pharma has operated, and until the completion of the Acquisition, will continue to operate independently of us, with its own business, corporate culture, locations, employees and systems. The success of the Acquisition, including anticipated benefits, will depend, in part, on our ability to successfully combine and integrate our business with the business of Kite Pharma.

        As a result of the Acquisition, we will operate our existing business, along with the business of Kite Pharma, as one combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices. There may be substantial difficulties, costs and delays involved in the integration of our business with Kite Pharma, including as a result of challenges relating to the diversion of management's attention from our ongoing business, the possibility of faulty assumptions underlying expectations regarding the integration process, retaining and attracting business and operational relationships, eliminating duplicative operations and inconsistent standards and procedures and increased or unforeseen liabilities or costs relating to the Acquisition or the Kite Pharma business. If we experience difficulties with the integration process, the anticipated benefits of the Acquisition may not be realized fully or at all, or may take longer to realize than expected, which could materially and adversely affect our business, financial condition and results of operations.

         Kite Pharma has a limited operating history and no history of commercializing drugs, and risks and uncertainties related to their business and industry may cause the company to underperform relative to expectations.

        Kite Pharma is a clinical-stage biopharmaceutical company with a limited operating history and does not have any products approved for sale, which makes it difficult to evaluate the success of its current business and assess the company's future viability. In addition, Kite Pharma has incurred significant research and development and other expenses related to its ongoing operations resulting in net losses in every year since its inception. We anticipate that Kite Pharma will continue to incur net losses in the future as a result of continued expenditures related to the approval and commercialization of its lead product candidate and additional research and development expenditures related to the development and regulatory approval of its other existing and future product candidates. Because Kite Pharma does not generate any revenue from product sales, following the consummation of the Acquisition we expect to invest significant time, resources and capital to support the company's expenditures and on-going operations until it reaches commercial viability, which may not occur for a significant amount of time or at all. Such investments would reduce our cash available for operations and other uses and divert significant attention of management that may otherwise be focused on development of our existing business. If Kite Pharma is unable to obtain approval for its product candidates and effectively commercialize its product candidates, we may not realize any benefit from the Acquisition, resulting in possible impairments or other charges or losses which may materially affect our results of operations and financial condition.

        Additionally, the business operations of Kite Pharma differs somewhat from our business operations, and the combined business will have a different business mix than our business prior to the Acquisition, presenting different operational risks and challenges. For instance, Kite Pharma's product candidates require manufacturing on a patient-by-patient basis, which may be expensive and difficult to scale. Certain risks associated with the biotechnology and pharmaceutical industry and business described in our public filings may become more significant following consummation of the Acquisition. In addition, the Acquisition will give us access to a new line of product candidates in the immunotherapy space, in which we have limited experience. We expect to rely on the experience and expertise of Kite Pharma's existing management team and other key personnel in the development and commercialization of these new products as we expand into this new business. If we were to lose the services of a significant portion of this team, this line of business and our financial results could be adversely affected. The Kite Pharma business may also face additional risks, including risks relating to (i) the company's ability to advance a novel and personalized therapy for cancer treatment through regulatory approval, development of a safe and effective therapy, sourcing and manufacturing, physician and patient education and commercialization, (ii) competition with companies with more experience and resources in the immunotherapy space and with companies developing other novel targeted therapies for cancers and (iii) maintaining and obtaining intellectual property protection for its product candidates. Any or all of these risks described herein or in our public filings could materially harm the Kite Pharma business, which may materially and adversely affect our business, results of operation and financial condition.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the documents incorporated by reference contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. Words such as "expect," "anticipate," "target," "goal," "project," "hope," "intend," "plan," "believe," "seek," "estimate," "continue," "may," "could," "should," "might," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements other than statements of historical fact are forward-looking statements, including statements regarding the Tender Offer and the Merger, any anticipated benefits from the Acquisition, overall trends, operating cost and revenue trends, liquidity and capital needs and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions. We have based these forward-looking statements on our current expectations about future events. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those identified below under "Risk Factors" on page S-9 of this prospectus supplement and in our Quarterly Report for the quarter ended June 30, 2017 (as such risk factors may be updated from time to time in our public filings). Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this prospectus supplement are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the SEC, we do not undertake, and specifically decline, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriters' discounts and estimated offering expenses payable by us, will be approximately $2.99 billion. We intend to use the net proceeds from this offering, together with the net proceeds from the borrowings under the New Term Loan Facilities, to pay the cash consideration for the Acquisition and to pay related fees and expenses. Pending that application of funds, we intend to invest the net proceeds from this offering in United States government obligations, bank deposits or other secure, short-term investments. The net proceeds from this offering will not be deposited in an escrow account, and you will not receive a security interest in such proceeds.

        This offering is not conditioned upon the completion of the Acquisition which, if completed, will occur subsequent to the closing of this offering. However, in the event that the Acquisition is not consummated on or before March 27, 2018 or the Merger Agreement is terminated at any time prior thereto, we will be required to redeem in whole and not in part the notes for a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. See "Description of the Notes—Special Mandatory Redemption." There can be no assurance that the Acquisition will be consummated.

 CAPITALIZATION

        The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of June 30, 2017 and as adjusted to give effect to this offering and the borrowings under the New Term Loan Facilities as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the condensed consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which is incorporated by reference into this prospectus supplement.

	As of June 30, 2017
(in millions, except per share amounts)	Actual	As Adjusted
Cash, cash equivalents and marketable securities	$36,576	$45,561

Long-term debt and other long-term obligations:
4.50% Senior Unsecured Notes due April 2021	995	995
4.40% Senior Unsecured Notes due December 2021	1,246	1,246
5.65% Senior Unsecured Notes due December 2041	995	995
2.05% Senior Unsecured Notes due April 2019	499	499
3.70% Senior Unsecured Notes due April 2024	1,742	1,742
4.80% Senior Unsecured Notes due April 2044	1,733	1,733
2.350% Senior Unsecured Notes due February 2020	498	498
3.500% Senior Unsecured Notes due February 2025	1,743	1,743
4.500% Senior Unsecured Notes due February 2045	1,729	1,729
1.850% Senior Unsecured Notes due September 2018	999	999
2.550% Senior Unsecured Notes due September 2020	1,993	1,993
3.250% Senior Unsecured Notes due September 2022	996	996
3.650% Senior Unsecured Notes due March 2026	2,727	2,727
4.600% Senior Unsecured Notes due September 2035	989	989
4.750% Senior Unsecured Notes due March 2046	2,214	2,214
1.950% Senior Unsecured Notes due March 2022	497	497
2.500% Senior Unsecured Notes due September 2023	744	744
2.950% Senior Unsecured Notes due March 2027	1,244	1,244
4.000% Senior Unsecured Notes due September 2036	739	739
4.150% Senior Unsecured Notes due March 2047	1,723	1,723
Floating Rate Notes due September 2018 offered hereby	—	748
Floating Rate Notes due March 2019 offered hereby	—	748
Floating Rate Notes due September 2019 offered hereby	—	498
1.850% Senior Notes due 2019 offered hereby	—	996
New Term Loan Facilities(1)	—	5,994
Floating-rate borrowings and other long-term obligations	693	693

Total long-term debt and other long-term obligations	26,738	35,722

Stockholders' equity:
Preferred stock, $0.001 par value; 5 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; shares authorized of 5,600 at June 30, 2017; shares issued and outstanding of 1,306 at June 30, 2017(2)	1	1
Additional paid-in capital	733	733
Accumulated other comprehensive income	120	120
Retained earnings	21,823	21,823
Total Gilead stockholders' equity	22,677	22,677
Noncontrolling interest	414	414

Total stockholders' equity	$23,091	$23,091

Total capitalization	$49,829	$58,813

(1)
The amounts under the New Term Loan Facilities shown in the table above is based on the expected borrowings to be drawn prior to the closing of the Acquisition.

(2)
The common stock shown in the table above is based on an aggregate of 1,306 million shares of common stock outstanding as of June 30, 2017 and excludes 118.7 million shares of common stock reserved for issuances under our equity incentive plans as of such date. In addition, the common stock shown, as adjusted, does not reflect repurchases of common stock by us since June 30, 2017.

DESCRIPTION OF THE NOTES

        The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading "Description of Debt Securities" in the accompanying prospectus. As used under "Summary—The Offering" and under this heading, "Description of the Notes," all references to "we," "us," "our," "Gilead" and the "Company" refer solely to Gilead Sciences, Inc. and not its subsidiaries.

General

        We will issue $750,000,000 in initial aggregate principal amount of Floating Rate Notes due September 2018 (the "September 2018 floating rate notes"), $750,000,000 in initial aggregate principal amount of Floating Rate Notes due March 2019 (the "March 2019 floating notes"), $500,000,000 in initial aggregate principal amount of Floating Rate Notes due September 2019 (the "September 2019 floating rate notes" and, together with the September 2018 floating rate notes and the March 2019 floating rate notes, the "floating rate notes") and $1,000,000,000 in initial aggregate principal amount of 1.850% Senior Notes due 2019 (the "fixed rate notes" and, together with the floating rate notes, the "notes"). Each series of the notes will be issued as separate series of debt securities pursuant to an indenture, dated as of March 30, 2011, between us and Wells Fargo Bank, National Association, as trustee for the notes. We will issue each series of notes under a supplement to such indenture to be dated as of the closing date of this offering, setting forth the specific terms applicable to the notes. The September 2018 floating rate notes will mature on September 20, 2018, the March 2019 floating rate notes will mature on March 20, 2019, the September 2019 floating rate notes will mature on September 20, 2019 and the fixed rate notes will mature on September 20, 2019. We will issue the notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        Except as described in this prospectus supplement or the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction nor does the indenture for the notes prohibit other transactions that might adversely affect holders of the notes, including the incurrence of additional indebtedness.

Interest on the Floating Rate Notes

        The floating rate notes will bear interest for each Interest Period at a rate determined by the calculation agent. The interest rate for the floating rate notes for the first Interest Period will be the Three Month LIBOR, as determined on September 19, 2017, plus 0.170% with respect to the September 2018 floating rate notes, 0.220% with respect to the March 2019 floating rate notes and 0.250% with respect to the September 2019 floating rate notes. The interest rate for the floating rate notes for each Interest Period after the first Interest Period will be the Three Month LIBOR, as determined on the applicable Interest Determination Date, plus 0.170% with respect to the September 2018 floating rate notes, 0.220% with respect to the March 2019 floating rate notes and 0.250% with respect to the September 2019 floating rate notes. The interest rate for the floating rate notes will be reset quarterly on each Interest Reset Date. The calculation agent will determine the Three Month LIBOR in accordance with the following provisions: with respect to any Interest Determination Date, the "Three Month LIBOR" will be the rate fixed in the London interbank market for three-month U.S. dollar deposits by ICE Benchmark Administration Limited ("ICE") (or such other entity assuming the responsibility of ICE in calculating the London Inter-Bank Offered Rate in the event that ICE no longer does so), as such rate appears: (i) on the Bloomberg Screen BBAM Page (or any successor page on such service) or (ii) if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such Interest Determination Date. If the Three Month LIBOR does not appear on such information systems, the

Three Month LIBOR, in respect of such Interest Determination Date, will be determined as follows: the Company will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Company, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the Three Month LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the Three Month LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major reference banks in New York City selected by the Company for loans in U.S. dollars to leading European banks as selected by the Company, having a three-month maturity and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the Company requests quotations from banks that are not providing quotations in the manner described by this sentence, the Three Month LIBOR determined as of such Interest Determination Date will be the Three Month LIBOR in effect on the immediately preceding Interest Determination Date.

        All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the floating rate notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of such floating rate notes and the Company.

        "Interest Determination Date" means, for each Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

        "Interest Period" means the period beginning on, and including, an interest payment date for the floating rate notes and ending on, but not including, the following interest payment date for the floating rate notes; provided that the first Interest Period will begin on September 21, 2017, and will end on, but not include, the first interest payment date for the floating rate notes.

        "Interest Reset Date" means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

        "London Business Day" means any day other than a Saturday or Sunday, which is not a day on which banking institutions in London are authorized or required by law, regulation or executive order to close.

        Wells Fargo Bank, National Association, will act as calculation agent for the notes.

        We will pay interest on the floating rate notes in cash quarterly in arrears on March 20, June 20, September 20 and December 20 of each year, beginning on December 20, 2017, and which interest will accrue on their respective stated principal amounts from September 21, 2017 or from the most recent interest payment date on which interest has been paid or duly provided for. Interest will be paid to the holder in whose name a floating rate note is registered at the close of business on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day. If any interest payment date, other than the maturity date, would otherwise be a day that is not a business day, the interest payment date will be postponed to the immediately succeeding day that is a business day, with the same force and effect as if made on the date such payment was due, except that if that business day is in the immediately succeeding calendar month, the interest payment date shall be the immediately preceding business day. If the maturity date of a series of floating rate notes falls on a day that is not a business day, the payment of principal and interest on such series will be made on the next succeeding business day, and no interest on such payment will accrue for the period from and after the maturity date. Interest on the floating rate notes will be computed on the basis of a 360-day year and the actual number of days elapsed in the period.

Interest on the Fixed Rate Notes

        The fixed rate notes will bear interest at an annual rate of 1.850%. The fixed rate notes will accrue interest from September 21, 2017, or from the most recent date to which interest has been paid (or provided for) to but not including the next date upon which interest is required to be paid. If any interest payment date, maturity date or redemption date the fixed rate notes is not a business day, the required payment will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the payment subject to delay, with the same force and effect as if made on such interest payment date, maturity date or redemption date, as the case may be. Commencing on March 20, 2018, interest on the fixed rate notes will be payable semiannually in arrears at the applicable annual rate, on March 20 and September 20, to the person in whose name a fixed rate note is registered at the close of business on the March 5 or September 5 that precedes the date on which interest on the fixed rate notes will be paid. Interest on the fixed rate notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

Re-opening of the Notes

        We may from time to time, with respect to each series of notes, without the consent of the holders of such series of notes, create and issue further notes of such series having the same terms and conditions in all respects as the notes of such series being offered hereby, except for the issue date, the issue price and, in some cases, the date of the first payment of interest thereon. Additional notes issued in this manner will be consolidated with, and will form a single series with, the applicable series of notes being offered hereby; provided that, if such additional notes are not fungible with the notes issued in this offering for U.S. federal income tax purposes, the additional notes will have a separate CUSIP, ISIN, or other identifying number.

Ranking

        The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured obligations, including all other unsubordinated notes issued under the indenture, from time to time outstanding.

        The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. At June 30, 2017, we had approximately $26.3 billion of indebtedness outstanding that would rank equally in right of payment with the notes.

Certain Covenants

        The following restrictive covenants will apply to the notes. See "—Certain Definitions" below for the definitions of certain of the defined terms used herein.

  Limitations on Liens

        Other than as provided under "—Exempted Liens and Sale and Leaseback Transactions," we will not, nor will we permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Debt if such Debt is secured by a Lien upon any Restricted Property or on the capital stock or Debt of any Restricted Subsidiary, without, in any such case, effectively providing that the notes will be secured equally and ratably by such Lien with such secured Debt; provided, however, that this restriction will not apply to:

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  Liens existing on the date of the indenture or Liens existing on property, capital stock or Debt of any Person at the time it becomes a Restricted Subsidiary;

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  Any Lien existing on property when acquired, constructed or improved and which Lien (i) secured or provided for the payment of all or any part of the acquisition costs of the property or the cost of construction or improvement thereof and (ii) is created prior to, at the same time or within one year after, the completion of such acquisition, construction or improvement to the property, as the case may be;

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  Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary; provided, that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction;

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  Any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

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  Liens securing Debt of a Restricted Subsidiary owed to us or another Restricted Subsidiary;

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  Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

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  Carriers', warehousemen's, materialmen's, repairmen's, mechanics', landlords' and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien if reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles have been made therefor;

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  Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

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  Liens on property securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens under this bullet point in the aggregate would not (even if enforced) cause a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole;

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  Liens securing obligations in respect of capital leases on assets subject to such leases; provided that such leases are otherwise permitted pursuant to the second or third bullets under the covenant "—Limitations on Sale and Leaseback Transactions" set forth below;

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  Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code;

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  Liens arising solely by virtue of any banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States, and (ii) such deposit account is not intended by us or any Subsidiary to provide collateral to the depository institution;

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  Easements, right-of-way restrictions and other similar encumbrances incurred in the ordinary course of our business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary course of our and our Subsidiaries' business; and

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  Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any permitted Lien referred to in the bullets set forth above, inclusive of any Lien existing at the date of the indenture; provided that the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and is not greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of reasonable financing fees and related transaction costs).

  Limitations on Sale and Leaseback Transactions

        Other than as provided under "—Exempted Liens and Sale and Leaseback Transactions," we will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction with respect to any Restricted Property, except a lease for a period (including extensions or renewals at our option or the option of a Restricted Subsidiary) of three years or less. Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

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  The lease is between us and a Restricted Subsidiary or between Restricted Subsidiaries;

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  We or such Restricted Subsidiary would, at the time of entering into such sale and leaseback transaction, be entitled pursuant to the covenant described under "—Limitations on Liens" above, to incur Debt secured by a Lien on such Restricted Property involved in a principal amount at least equal to the Attributable Debt of such transaction without equally and ratably securing the debt securities; or

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  We or any of our Restricted Subsidiaries, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of the Restricted Property that we or our Restricted Subsidiary lease in the transaction to the voluntary retirement of the debt securities or other Debt of ours or that of any Restricted Subsidiary, provided that such Debt (i) ranks pari passu or senior to the debt securities under the indenture and (ii) has a stated maturity which is either more than 12 months from the date of such application or which is extendable or renewable at the option of the obligor thereon to a date more than 12 months from the date of such application.

  Exempted Liens and Sale and Leaseback Transactions

        Notwithstanding the restrictions described under the headings "—Limitations on Liens" or "—Limitations on Sale and Leaseback Transactions," we or any Restricted Subsidiary of ours may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described under such headings, if the sum of the following does not exceed 20% of Consolidated Net Tangible Assets:

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  The outstanding Indebtedness secured by such Liens (not including any Liens permitted under "—Limitations on Liens" which amount does not include any Liens permitted under the provisions of this "—Exempted Liens and Sale and Leaseback Transactions"); plus

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  all Attributable Debt in respect of such Sale and Leaseback Transactions entered into (not including and Sale and Leaseback Transactions permitted under "—Limitations on Sale and

    Leaseback Transactions" which amount does not include any Sale and Leaseback Transactions permitted under the provisions of this "—Exempted Liens and Sale and Leaseback Transactions"),

measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by us or such Restricted Subsidiary of ours.

Certain Definitions

        Set forth below are certain of the defined terms used in the indenture.

        "Attributable Debt" means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all customer lists, computer software, licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, capitalized research and development costs and other like intangibles, treasury stock and unamortized debt discount and expense, and all other like intangible assets, all as stated on the Company's most recent publicly available consolidated balance sheet preceding the date of determination and determined in accordance with generally accepted accounting principles.

        "Debt" means any and all of the obligations of a Person for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such Person as a liability as of the date of which the Debt is to be determined.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing) on or with respect to any property.

        "Person" means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

        "Restricted Property" means, as to any particular series of notes, any manufacturing facility or plant owned, or leased, by the Company or a Restricted Subsidiary and located within the United States, including Puerto Rico, the gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of which is not less than 1% of Consolidated Tangible Net Assets as stated on the Company's most recent publicly available consolidated balance sheet preceding the date of determination other than any such manufacturing facility or plant which the board of directors reasonably determines is not material to the operation of the Company's business and its Subsidiaries, taken as a whole.

        "Restricted Subsidiary" means a Subsidiary (i) which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the U.S. federal securities laws or (ii) which owns a Restricted Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by us or any Subsidiary.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding shares or other interests having voting power is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person. Unless the context otherwise requires, all references to Subsidiary or Subsidiaries herein shall refer to our Subsidiaries.

        "United States" means the United States of America (including the States thereof and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.

Merger, Consolidation and Sale

        The indenture generally provides that we may not consolidate with or merge into, or sell, transfer or convey, including by lease, all or substantially all of our assets to another entity, unless: (i) the resulting, surviving or transferee entity (A) is a corporation or entity organized under the laws of the United States and (B) if other than us, it assumes by a supplemental indenture all our obligations under the debt securities and the indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined herein) and no circumstances which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the indenture.

Optional Redemption

Floating Rate Notes

        We will not have the option to redeem any series of the floating rate notes, in whole or in part, prior to the maturity date. We will be required to redeem the floating rate notes as described in "Special Mandatory Redemption" below.

  Fixed Rate Notes

        Except as described below, the fixed rate notes will be redeemable as a whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of:

            (i)  100% of the principal amount of the fixed rate notes to be redeemed; and

           (ii)  the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the fixed rate notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate, plus 10 basis points, plus accrued and unpaid interest on the fixed rate notes to be redeemed to the date of redemption.

        The redemption prices for the fixed rate notes will be calculated assuming a 360-day year consisting of twelve 30-day months.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the fixed rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the fixed rate notes being redeemed.

        "Comparable Treasury Price" means, with respect to any redemption date,

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  the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

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  if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us to act as the "Independent Investment Banker."

        "Reference Treasury Dealer" means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, their successors and two other nationally recognized investment banking firms, each of which is a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer") specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the fixed rate notes being redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

        Notice of any redemption of the fixed rate notes will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the fixed rate notes to be redeemed. Unless a default occurs in the payment of the redemption price, from and after any redemption date, interest will cease to accrue on the fixed rate notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with the trustee or with a paying agent money sufficient to pay the redemption price of and accrued interest on the fixed rate notes to be redeemed on such date. If less than all the fixed rate notes of a series are to be redeemed, the fixed rate notes of such series to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate in accordance with DTC procedures. The redemption price shall be calculated by the Independent Investment Banker and we, the trustee and any paying agent for the fixed rate notes shall be entitled to rely on such calculation.

        We will be required to redeem the fixed rate notes as described in "Special Mandatory Redemption" below.

Special Mandatory Redemption

        In the event that we do not consummate the Acquisition prior to March 27, 2018, or the Merger Agreement is terminated any time prior thereto, we will be required to redeem in whole and not in part the aggregate principal amount of the outstanding notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. The "special mandatory redemption date" means the earlier to occur of (1) April 26, 2018, if the Acquisition has not been consummated on or prior to March 27, 2018, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement for any reason. Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

        We, or the trustee on our behalf and at our sole expense, will cause the notice of special mandatory redemption to be sent, with a copy to the trustee, within five business days after the occurrence of the event triggering redemption to each holder at its registered address or in accordance with applicable depositary procedures. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the notes will cease to bear interest.

        Upon the consummation of the Acquisition, the foregoing provisions regarding the special mandatory redemption will cease to apply to the notes.

Change of Control

        If a Change of Control Triggering Event occurs, except with respect to any fixed rate notes for which we have exercised our option to redeem the notes of such series in full, as described under "—Optional Redemption" above, or unless we have been required to redeem the notes as described under "—Special Mandatory Redemption" above, each holder of the notes will have the right to require us to purchase all or a portion (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of such holder's notes pursuant to the offer described below (a "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        We will be required to send, or cause the trustee to send on our behalf and at our sole expense, a notice to each holder of the notes (except holders of the notes of any series which is not subject to the Change of Control Offer, as described above) by first class mail or in accordance with applicable depositary procedures, with a copy to the trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a "Change of Control Payment Date"). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

        On the Change of Control Payment Date, we will, to the extent lawful:

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  accept for payment all properly tendered notes or portions of notes not validly withdrawn;

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  deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

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  deliver or cause to be delivered to the trustee the repurchased notes, accompanied by an officers' certificate stating, among other things, the aggregate principal amount of repurchased notes.

        We will not be required to make a Change of Control Offer with respect to a series of notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer with respect to such series in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third party purchases all such notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase the notes of a particular series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture with respect to such series of notes.

        We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of any series of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of any such series of notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of any such series of notes by virtue of any such conflict.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes of that series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

        For purposes of the foregoing discussion, the following definitions apply:

        "Capital Stock" means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

        "Change of Control" means the occurrence of any of the following:

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  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

  •
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

  •
  we consolidate, or merge with or into any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or

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  the adoption of a plan relating to our liquidation or dissolution.

        Notwithstanding the first three bullets above, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

        "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Event. Notwithstanding anything herein to the contrary, no Change of Control Triggering Event will be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating).

        "Investment Grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us in accordance with the definition of "Rating Agency."

        "Moody's" means Moody's Investors Service, Inc., a subsidiary of Moody's Corporation, and its successors.

        "Rating Agencies" means:

  •
  each of Moody's and S&P; and

  •
  if any of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act that is selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody's or S&P, or both of them, as the case may be.

        "Rating Event" means, with respect to a series of notes, the rating of such notes is lowered below Investment Grade by each of the Rating Agencies then providing a rating for such notes on any date during the period commencing on the date of public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, such extension to last with respect to each such Rating Agency until the date on which such Rating Agency considering such possible downgrade either (x) rates such notes below Investment Grade or (y) publicly announces that it is no longer considering such notes for possible downgrade).

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Voting Stock" means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

        An "Event of Default" under the indenture in respect of any series of notes is:

  •
  default for 30 days in payment of interest on the notes of such series;

  •
  default in payment of principal or any premium on the notes of such series;

  •
  failure by us for 90 days after notice to us to comply with any of our other agreements in the applicable indenture for the benefit of holders of the notes of such series;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  the occurrence with respect to any debt of the Company individually or in the aggregate in excess of $150,000,000 of (i) an event of default that results in such debt becoming due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) the failure to make any payment when due (including any applicable grace period), which results in the acceleration of the maturity of such debt, in each case without such acceleration having been rescinded, annulled or otherwise cured.

        With respect to each series of notes, if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series may declare the notes of such series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding notes of such series. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest on the outstanding notes will automatically become immediately due and payable. In addition, an Event of Default applicable to a series of notes that causes the notes of such series to be accelerated may give rise to a cross-default under our existing and future borrowing arrangements.

        With respect to each series of notes, no holder of the notes of such series may pursue any remedy against us under the indenture (other than with respect to the right to receive payment of principal (and premium, if any) or interest, if any) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the notes of such series shall have requested the trustee to pursue the remedy and shall have offered the trustee indemnity or security satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity or security, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the notes of such series.

        Holders of the notes of any series may not enforce the indenture or the notes of such series except as provided in the indenture. The trustee may refuse to enforce the indenture or the notes of such series unless it receives indemnity or security satisfactory to it from us or, under certain circumstances, the holders of the notes of such series seeking to direct the trustee to take certain actions under the indenture against any loss, liability or expense. Subject to certain limitations, holders of a majority in principal amount of the notes of a particular series may direct the trustee, in writing, in its exercise of any trust or power under the indenture in respect of the notes of such series. The indenture provides that the trustee will give to the holders of the notes of any series notice of all defaults actually known to it, within 90 days after the occurrence of any default with respect to the notes of such series, unless the default shall have been cured or waived. The trustee may withhold from holders of the notes notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding such notice is in the interests of such holders. We are required annually to certify to the trustee in writing as to the compliance by us with all conditions and any covenants under the indenture and the absence of a default thereunder, or as to any such default that existed.

        Our directors, officers, employees and stockholders, as such, shall not have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a note, each holder of such note waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the notes.

Satisfaction, Discharge and Defeasance

        The indenture provides that we may, subject to certain conditions described below, discharge certain obligations to holders of notes of any series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such series of notes in respect of principal (and premium, if any) and interest to the date of such deposit (if such series of notes have become due and payable) or to the stated maturity and redemption date, as the case may be.

        With respect to each series of notes, the indenture provides that we may elect either:

  •
  to defease and be discharged from all of our obligations with respect to the notes of such series (this is known as "defeasance"); or

  •
  to be released from our obligations with respect to the notes of such series under the restrictions described under "—Certain Covenants" or our obligations under any other covenant, and any omission to comply with such obligations will not constitute an event of default with respect to the notes of such series (this is known as "covenant defeasance");

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which the notes of such series are payable at stated maturity, or government obligations, or both, applicable to the notes of such series that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants to pay the principal of (and premium, if any) and interest on the notes of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

        Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

Book-Entry; Delivery and Form of Notes

        For each series of notes, the certificates representing the notes of such series will be issued in the form of one or more fully registered global notes without coupons (the "Global Note") and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See "Description of Debt Securities—Global Securities" in the accompanying prospectus.

        Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream Banking, société anonyme ("Clearstream") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

        Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

        The information in this section concerning DTC, DTC's book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        Neither we nor the Trustee will be liable or responsible for DTC, Euroclear or Clearstream.

Same-Day Funds Settlement and Payment

        Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

        Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC's Same-Day Funds Settlement System until maturity, or earlier redemption or repayment, or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Governing Law

        The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

        Wells Fargo Bank, National Association will act as trustee under the indenture. Wells Fargo Bank, National Association will act as calculation agent for the floating rate notes. Wells Fargo Bank, National Association is a documentation agent and a lender to us under our existing revolving credit facility and under the New Term Loan Facilities and an affiliate of Wells Fargo Bank, National Association, is an underwriter for this offering. Wells Fargo Bank, National Association and its affiliates also provide from time to time other services to us in the ordinary course of business.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

        The following is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and sale or other disposition of the notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the U.S. federal income tax regulations (the "U.S. Treasury Regulations") promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. federal income tax consequences with respect to notes that were purchased by an initial holder at their original issue price for cash and that are held as capital assets (generally, property held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other entities treated as partnerships for U.S. federal income tax purposes and their partners, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations (including private foundations), U.S. Holders that have a functional currency other than the U.S. dollar, or persons who hold the notes as part of a straddle, hedge, conversion or other integrated financial transaction for U.S. federal income tax purposes). In addition, this summary does not address U.S. federal alternative minimum, Medicare, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

        This summary is for general information only and is not intended to constitute a complete description of all tax consequences for holders relating to ownership and disposition of the notes.

        EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

        For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity treated as a corporation) that is created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of the notes that is neither a U.S. Holder nor a partnership (or other pass-through entity) for U.S. federal income tax purposes.

        If any entity or arrangement treated as a partnership for U.S. federal income tax purposes beneficially owns the notes, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the notes should consult their own tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Tax Consequences to U.S. Holders

        Payments of Stated Interest.    Based on the interest rate characteristics of the floating rate notes, we intend to treat the floating rate notes as "variable rate debt instruments" ("VRDIs") for U.S. federal income tax purposes and this discussion assumes such characterization to be correct. Further, stated interest on a floating rate note is expected to constitute "qualified stated interest" under the U.S. Treasury Regulations applicable to VRDIs. Accordingly, subject to the discussion below on short-term notes, neither the fixed rate notes nor the floating rate notes will be treated as issued with OID (as defined below) and stated interest on fixed rate notes and stated interest on the floating rate notes will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the holder's regular method of accounting for U.S. federal income tax purposes.

        Short-Term Notes.    Notes that have a fixed maturity of one year or less ("short-term notes") will be subject to the following special rules.

        In general, a note has original issue discount ("OID") if the note's "issue price" (the first price at which a substantial amount of the notes is sold to investors) is less than its "stated redemption price at maturity" (the sum of all payments to be made on the notes other than "qualified stated interest"). In general, interest on a short-term note is not treated as qualified stated interest and thus is treated as part of the short-term note's stated redemption price at maturity, thereby giving rise to OID. Thus, all short-term notes will be OID debt securities. OID will be treated as accruing on a short-term note ratably or, at the election of a U.S. Holder, under a constant yield method, and, except as discussed below, included in U.S. Holders' income as ordinary income as it so accrues.

        It is uncertain how the stated redemption price at maturity should be determined with respect to a short-term note with a floating rate of interest. Prospective investors are urged to consult their own tax advisors as to the U.S. federal income tax consequences to them of investing in short-term notes.

        A U.S. Holder that uses the cash method of tax accounting (with certain exceptions) will generally not be required to include OID in respect of the short-term note in income on a current basis, though they may be required to include stated interest in income as the interest is received. Such a cash-basis U.S. Holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such a short-term note until the maturity of the note or its earlier disposition in a taxable transaction. In addition, such a cash-basis U.S. Holder will be required to treat any gain realized on a disposition of the note as ordinary income to the extent of the holder's accrued OID on the note, and short-term capital gain to the extent the gain exceeds accrued OID. A U.S. Holder that uses the cash method of tax accounting may, however, elect to include OID on a short-term note in income on a current basis. In such case, the limitation on the deductibility of interest described above will not apply.

        Sale, Exchange, Retirement or Other Disposition of a Note.    Upon the redemption, sale, exchange or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest or OID, which is treated as interest or OID as described above) and (ii) such holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note (plus any accrued OID included in such U.S. Holder's income) to such holder. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gain recognized by a non-corporate U.S. Holder (such as an individual) generally is subject to tax at a lower rate than short-term capital gain or ordinary income. The deductibility of capital losses is subject to significant limitations.

Tax Consequences to Non-U.S. Holders

        Interest and OID.    Subject to the discussions below concerning the Foreign Account Tax Compliance Act, no U.S. federal withholding tax generally will apply to a payment of interest or OID on a note to a Non-U.S. Holder, provided that:

  (i)
  such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  (ii)
  such Non-U.S. Holder is not a controlled foreign corporation directly or indirectly related to us through stock ownership;

  (iii)
  either (A) such Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN, in the case of individuals, or IRS Form W-BEN-E, in the case of entities (or appropriate substitute form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent (or other withholding agent) with a copy thereof; and

  (iv)
  we or our paying agent (or other withholding agent) do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

        In addition, payments of interest or OID on the notes made to a Non-U.S. Holder will not be subject to U.S. federal withholding tax if the income is effectively connected with such Non-U.S. Holder's trade or business in the United States (and if required under an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base) and such Non-U.S. Holder provides an IRS Form W-8ECI (or other applicable form). If the above criteria are not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met).

        If interest on the notes is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder and if required under an applicable tax treaty such interest or OID is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder, the Non-U.S. Holder, although exempt from United States federal withholding tax as provided above, generally will be subject to United States federal income tax on the receipt or accrual of such interest or OID on a net income basis when received or accrued in accordance with such holder's method of accounting. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. These holders are urged to consult their own tax advisors concerning the United States federal income tax consequences to them of the acquisition, ownership and disposition of the notes as well as the application of state, local and non-United States income and other tax laws.

        Sale, Exchange, Retirement or Other Disposition of a Note.    Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note (other than any amount attributable to accrued but unpaid interest or OID, which will be taxable in the manner described above under "Tax Consequences to Non-U.S. Holders-Interest and OID").

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless:

  (a)
  such gain is effectively connected with the conduct of a trade or business in the United States (and if a tax treaty applies, such gain is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder); or

  (b)
  in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, redemption, or other taxable disposition occurs and certain other conditions are met.

        Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to United States federal income tax on a net income basis (but not U.S. withholding tax), in the same manner as if the Non-U.S. Holder were a resident of the United States, and, in the case of a corporation, may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. An individual Non-U.S. Holder who is subject to United States federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale, exchange, redemption, or other disposition of the notes will be subject to a flat 30% tax on the gain derived from such sale or other taxable disposition, which may be offset by certain United States source capital losses. Any gain recognized with respect to accrued and unpaid interest or OID upon the disposition of a note by the Non-U.S. Holder would be taxed as described above under "Tax Consequences to Non-U.S. Holders-Interest and OID."

Backup Withholding and Information Reporting

        A Non-U.S. Holder may be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid information reporting and backup withholding tax with respect to payments of principal and interest or OID on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, a note. Such requirements are generally satisfied by providing a properly executed IRS Form W-8BEN, in the case of individuals, or IRS Form W-BEN-E, in the case of entities. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder's U.S. federal income tax liability provided the required information is correctly and timely furnished to the IRS. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest or OID paid to such Non-U.S. Holder regardless of whether any tax was actually withheld. We may also be required to report the proceeds of a disposition to the IRS unless a Non-U.S. Holder properly establishes an exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

        Withholding at a rate of 30% will generally be required in certain circumstances on interest or OID payable on and, after December 31, 2018, gross proceeds from the disposition of the notes held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities, or (iii) otherwise qualifies for an exemption. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest or OID payable on and, after December 31, 2018, gross proceeds from the disposition of the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which will in turn be provided to the United States Department of the Treasury. Prospective investors should consult their own tax advisors regarding the possible implications of these rules on an investment in the notes.

 UNDERWRITING

        We and the underwriters for the offering named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of September 2018 Floating Rate Notes	Principal Amount of March 2019 Floating Rate Notes	Principal Amount of September 2019 Floating Rate Notes	Principal Amount of Fixed Rate Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$108,375,000	$108,375,000	$72,250,000	$144,500,000
Wells Fargo Securities, LLC	108,375,000	108,375,000	72,250,000	144,500,000
Barclays Capital Inc.	72,000,000	72,000,000	48,000,000	96,000,000
J.P. Morgan Securities LLC	72,000,000	72,000,000	48,000,000	96,000,000
Morgan Stanley & Co. LLC	72,000,000	72,000,000	48,000,000	96,000,000
Citigroup Global Markets Inc.	36,000,000	36,000,000	24,000,000	48,000,000
Goldman Sachs & Co. LLC	36,000,000	36,000,000	24,000,000	48,000,000
HSBC Securities (USA) Inc.	36,000,000	36,000,000	24,000,000	48,000,000
Mizuho Securities USA LLC	36,000,000	36,000,000	24,000,000	48,000,000
MUFG Securities Americas Inc.	36,000,000	36,000,000	24,000,000	48,000,000
RBC Capital Markets, LLC	36,000,000	36,000,000	24,000,000	48,000,000
SMBC Nikko Securities America, Inc.	36,000,000	36,000,000	24,000,000	48,000,000
U.S. Bancorp Investments, Inc.	36,000,000	36,000,000	24,000,000	48,000,000
Evercore Group L.L.C.	9,750,000	9,750,000	6,500,000	13,000,000
Lazard Frères & Co. LLC	9,750,000	9,750,000	6,500,000	13,000,000
The Williams Capital Group, L.P.	9,750,000	9,750,000	6,500,000	13,000,000

Total	$750,000,000	$750,000,000	$500,000,000	$1,000,000,000

        The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions.

        The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.050%, 0.075%, 0.100% and 0.100%, respectively, of the principal amount of the September 2018 floating rate notes, the March 2019 floating rate notes, the September 2019 floating rate notes and the fixed rate notes. Any such securities dealers may resell any September 2018 floating rate notes, March 2019 floating rate notes, September 2019 floating rate notes and fixed rate notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.025%, 0.025%, 0.025% and 0.025%, respectively, of the principal amount of such notes. If all the notes are not sold at the initial offering prices, the representatives may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows, for each series of notes, the underwriting discount per note (expressed as a percentage of the principal amount of each note) and the total underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

	Payable by us
	September 2018 Floating Rate Notes	March 2019 Floating Rate Notes	September 2019 Floating Rate Notes	Fixed Rate Notes
Per Note	0.075%	0.125%	0.200%	0.200%
Total	$562,500	$937,500	$1,000,000	$2,000,000

        We estimate that the expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $4.2 million. The underwriters may reimburse us for certain of these expenses.

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

        The notes are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

        It is expected that delivery of the notes will be made against payment therefor on or about September 21, 2017, which is the fifth business day following the date of the pricing of the notes (T+5). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or after the date of pricing but prior to the closing date may be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

        In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes of the applicable series than they are required to purchase in the offering of such notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering of the notes is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

  European Economic Area

        In relation to each member state of the European Economic Area, no offer of the notes which are the subject of the offering has been, or will be made to the public in that member state, other than under the following exemptions under the Prospectus Directive:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes referred to in (a) to (c) above shall result in a requirement for the Company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person located in a member state to whom any offer of the notes is made or who receives any communication in respect of any offer of the notes, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with each representative and the Company that (1) it is a "qualified investor" within the meaning of the law in that member state implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any member state other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or where notes have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

        The Company, the representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

        This prospectus supplement has been prepared on the basis that any offer of the notes in any member state will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the notes. Accordingly, any person making or intending to make an offer in that member state of the notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of the notes in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

        For the purposes of this provision, the expression an "offer of the notes to the public" in relation to any of the notes in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that member state, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

  Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of certain of the underwriters for this offering are also lenders under our existing revolving credit facility and serve in various agency or other capacities under such facilities.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

        Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will pass upon the validity of the notes offered hereby for Gilead Sciences, Inc. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

        The consolidated financial statements of Gilead Sciences, Inc. appearing in Gilead Sciences, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of Gilead Sciences, Inc.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Gilead Sciences, Inc.

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units

        Gilead Sciences, Inc., from time to time, may offer, issue and sell (i) senior debt securities which may be convertible or non-convertible, (ii) common stock, (iii) preferred stock, (iv) depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares, (v) warrants to purchase debt securities, preferred stock or common stock, (vi) subscription rights to purchase debt securities, preferred stock or common stock, (vii) stock purchase contracts obligating holders to purchase from or sell to us common stock or preferred stock at a future date or dates and (viii) stock purchase units, each consisting of a stock purchase contract and any combination of debt securities or debt obligations of third parties, including U.S. Treasury securities, which would secure the holder's obligation to purchase from or to sell to us, as the case may be, preferred stock or common stock under the stock purchase contract.

        Our common stock is listed on the NASDAQ Global Select Market under the symbol "GILD." If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to the offered securities. The specific terms of any securities to be offered will be described in supplements to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

        Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading "Risk Factors" beginning on page 1.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2017.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

        In this prospectus, except as otherwise indicated, "Gilead," the "Company," "we," "our," and "us" and similar terms refer to Gilead Sciences, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read on our internet site at http://www.gilead.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

        The SEC allows us to "incorporate by reference" information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (filed with the SEC on February 27, 2017);

  •
  Definitive Proxy Statement on Schedule 14A (filed with the SEC on March 27, 2017);

  •
  Quarterly Reports on Form 10-Q (filed with the SEC on May 10, 2017 and August 7, 2017);

  •
  Current Reports on Form 8-K (filed with the SEC on February 8, 2017, February 21, 2017, May 12, 2017, and August 28, 2017) and Amendment to Current Report on Form 8-K/A (filed with the SEC on May 18, 2017); and

ii

  •
  the description of our common stock which is contained in the Registration Statement on Form 8-A filed December 16, 1991, under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

        All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

        We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed "filed" with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our latest Annual Report on Form 10-K incorporated by reference herein) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

        We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into the prospectus but not delivered with the prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in this prospectus). Requests should be directed to Gilead Sciences, Inc., Attention: Investor Relations, 333 Lakeside Drive, Foster City, California 94404, Telephone: (650) 574-3000.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Words such as "expect," "anticipate," "target," "goal," "project," "hope," "intend," "plan," "believe," "seek," "estimate," "continue," "may," "could," "should," "might," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements other than statements of historical fact are forward-looking statements, including statements regarding overall trends, operating cost and revenue trends, liquidity and capital needs and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions. We have based these forward-looking statements on our current expectations about future events. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those referenced below under "Risk Factors" on page 1 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016 (as such risk factors may be updated from time to time in our public filings, including our Quarterly Reports on Form 10-Q). Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the SEC, we do not undertake, and specifically decline, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

iii

GILEAD SCIENCES, INC.

        We are a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. With each new discovery and investigational drug candidate, we strive to transform and simplify care for people with life-threatening illnesses around the world. We have operations in more than 30 countries worldwide, with headquarters in Foster City, California. Our primary areas of focus include human immunodeficiency virus (HIV), liver diseases such as chronic hepatitis C virus (HCV) infection and chronic hepatitis B virus (HBV) infection, hematology/oncology, cardiovascular and inflammation/respiratory diseases. We seek to add to our existing portfolio of products through our internal discovery and clinical development programs and through product acquisition and in-licensing strategies. Our portfolio of marketed products includes AmBisome®, Atripla®, Cayston®, Complera®/Eviplera®, Descovy®, Emtriva®, Epclusa®, Genvoya®, Harvoni®, Hepsera®, Letairis®, Odefsey®, Ranexa®, Sovaldi®, Stribild®, Truvada®, Tybost®, Vemlidy®, Viread®, Vitekta®, Vosevi® and Zydelig®. We have U.S. and international commercial sales operations, with marketing subsidiaries in over 30 countries. We also sell and distribute certain products through our corporate partners under royalty-paying collaborative agreements.

        We were incorporated in Delaware on June 22, 1987. Our principal executive offices are located at 333 Lakeside Drive, Foster City, California 94404. The telephone number of our principal executive offices is (650) 574-3000.

RISK FACTORS

        Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated herein by reference (as such risk factors may be updated in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including our Quarterly Reports on Form 10-Q), and the risk factors described in any applicable prospectus supplement before making an investment decision. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See "Where You Can Find More Information" included elsewhere in this prospectus.

USE OF PROCEEDS

        Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	15.1x	18.1x	31.1x	35.5x	14.1x	10.5x

        For the purposes of calculating the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus interest capitalized and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

DESCRIPTION OF SECURITIES

        This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, depositary shares, warrants, subscription rights, stock purchase contracts and stock purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

        We may issue senior debt securities under an indenture, dated March 30, 2011, between us and Wells Fargo Bank, National Association, as trustee, which we refer to as the "base indenture." As used in this prospectus, "debt securities" means our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness that we issue and the trustee authenticates and delivers under the base indenture. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered.

        Debt securities will be issued under the base indenture in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our board of directors or a duly authorized committee thereof. The base indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, or the amount of series that may be issued. In this prospectus, we refer to the base indenture (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) as the "indenture." The indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

        The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the base indenture and the supplemental indenture or board resolution (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

General

        The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Our secured debt will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. Unless otherwise indicated in a prospectus supplement, the debt securities will be exclusively our obligations and not those of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries.

        The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

  •
  the title of the debt securities;

  •
  the price at which the debt securities will be issued (including any issue discount);

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates (or manner of determining the same) on which the debt securities will mature;

  •
  the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

  •
  the date or dates on which such interest will be payable and the record dates for such interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

  •
  if the trustee in respect of the debt securities is other than Wells Fargo Bank, National Association (or any successor thereto), the identity of the trustee;

  •
  any mandatory or optional sinking fund or purchase fund or analogous provision;

  •
  whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary;

  •
  any provisions relating to the date after which, the circumstances under which, and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption;

  •
  if the debt securities are denominated in other than United States dollars, the currency or currencies (including composite currencies) in which the debt securities are denominated;

  •
  if payments of principal (and premium, if any) or interest, if any, in respect of the debt securities are to be made in a currency other than United States dollars or the amounts of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the debt securities are denominated, the currency or currencies (including composite currencies) or the manner in which such amounts are to be determined, respectively;

  •
  if other than, or in addition to, the events of default described in the base indenture, the events of default with respect to the debt securities of that series;

  •
  any provisions relating to the conversion of debt securities into debt securities of another series or shares of our capital stock or any other equity securities or property;

  •
  any provisions restricting defeasance of the debt securities;

  •
  any covenants or other restrictions on our operations;

  •
  conditions to any merger or consolidation; and

  •
  any other terms of the debt securities. (Section 3.1)

        Unless otherwise indicated in a prospectus supplement in respect of which this prospectus is being delivered, principal of, premium, if any, and interest, if any, on the debt securities (other than debt securities issued as global securities) will be payable, and the debt securities (other than debt securities issued as global securities) will be exchangeable and transfers thereof will be registrable, at the office of the trustee with respect to such series of debt securities and at any other office maintained at that time by us for such purpose, provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the debt securities. (Section 3.4)

        Unless otherwise indicated in a prospectus supplement relating thereto, the debt securities will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. (Section 3.2) For certain information about debt securities issued in global form, see "—Global Securities" below. No service charge shall be made for any registration of transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. (Section 3.6)

        Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement in respect of which this prospectus is being delivered, if applicable.

        Debt securities may be issued, from time to time, with the principal amount payable on the applicable principal payment date, or the amount of interest payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. In such cases, holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information, if any, as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the debt securities will be set forth in a prospectus supplement in respect of which this prospectus is being delivered.

        The indenture provides that the trustee and the paying agent shall promptly pay to us, upon request, any money held by them for the payment of principal (and premium, if any) or interest that remains unclaimed for two years. In the event the trustee or the paying agent returns money to us following such two-year period, the holders of the debt securities thereafter shall be entitled to payment only from us, subject to all applicable escheat, abandoned property and similar laws. (Section 11.7)

        The base indenture does not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. Unless otherwise specified in the resolutions or in any supplemental indenture establishing the terms of the debt securities, the terms of the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect the holders of the debt securities. Debt securities of any particular series need not be issued at the same time and, unless otherwise provided, a series may be re-opened, without the consent of the holders of such debt securities, for issuances of additional debt securities of that series, unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities. (Section 3.1)

Certain Covenants

        The following restrictive covenants will apply to each series of debt securities issued under the indenture, unless otherwise specified in any supplemental indenture or resolution establishing the terms of the debt securities of any series. See "—Certain Definitions" below for the definitions of certain of the defined terms used herein.

Limitations on Liens

        Other than as provided under "—Exempted Liens and Sale and Leaseback Transactions," we will not, nor will we permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Debt if such Debt is secured by a Lien upon any Restricted Property or on the capital stock or Debt of any Restricted Subsidiary, without, in any such case, effectively providing that the debt securities will be secured equally and ratably by such Lien with such secured Debt; provided, however, that this restriction will not apply to:

  •
  Liens existing on the date of the indenture or Liens existing on property, capital stock or Debt of any Person at the time it becomes a Restricted Subsidiary;

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  Any Lien existing on property when acquired, constructed or improved and which Lien (i) secured or provided for the payment of all or any part of the acquisition costs of the property or the cost of construction or improvement thereof and (ii) is created prior to, at the same time or within one year after, the completion of such acquisition, construction or improvement to the property, as the case may be;

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  Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary; provided, that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction;

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  Any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

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  Liens securing Debt of a Restricted Subsidiary owed to us or another Restricted Subsidiary;

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  Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

  •
  Carriers', warehousemen's, materialmen's, repairmen's, mechanics', landlords' and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien if reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles have been made therefor;

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  Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

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  Liens on property securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens under this bullet point in the aggregate would not (even if enforced) cause a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole;

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  Liens securing obligations in respect of capital leases on assets subject to such leases; provided that such leases are otherwise permitted pursuant to the second or third bullets under the covenant "—Limitations on Sale and Leaseback Transactions" set forth below;

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  Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code;

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  Liens arising solely by virtue of any banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States, and (ii) such deposit account is not intended by us or any Subsidiary to provide collateral to the depository institution;

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  Easements, right-of-way restrictions and other similar encumbrances incurred in the ordinary course of our business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary course of our and our Subsidiaries' business; and

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  Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any permitted Lien referred to in the bullets set forth above, inclusive of any Lien existing at the date of the indenture; provided that the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and is not greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of reasonable financing fees and related transaction costs). (Section 5.2)

Limitations on Sale and Leaseback Transactions

        Other than as provided under "—Exempted Liens and Sale and Leaseback Transactions," we will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction with respect to any Restricted Property, except a lease for a period (including extensions or renewals at our option or the option of a Restricted Subsidiary) of three years or less. Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  •
  The lease is between us and a Restricted Subsidiary or between Restricted Subsidiaries;

  •
  We or such Restricted Subsidiary would, at the time of entering into such sale and leaseback transaction, be entitled pursuant to the covenant described under "—Limitations on Liens" above, to incur Debt secured by a Lien on such Restricted Property involved in a principal amount at least equal to the Attributable Debt of such transaction without equally and ratably securing the debt securities; or

  •
  We or any of our Restricted Subsidiaries, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of the Restricted Property that we or our Restricted Subsidiary lease in the transaction to the voluntary retirement of the debt securities or other Debt of ours or that of any Restricted Subsidiary, provided that such Debt (i) ranks pari passu or senior to the debt securities under the indenture and (ii) has a stated maturity which is either more than 12 months from the date of such application or which is extendable or renewable at the option of the obligor thereon to a date more than 12 months from the date of such application. (Section 5.3)

Exempted Liens and Sale and Leaseback Transactions

        Notwithstanding the restrictions described under the headings "—Limitations on Liens" or "—Limitations on Sale and Leaseback Transactions," we or any Restricted Subsidiary of ours may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described under such headings, if the sum of the following does not exceed 15% of Consolidated Net Tangible Assets:

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  the outstanding Indebtedness secured by such Liens (not including any Liens permitted under "—Limitations on Liens" which amount does not include any Liens permitted under the provisions of this "—Exempted Liens and Sale and Leaseback Transactions"); plus

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  all Attributable Debt in respect of such Sale and Leaseback Transactions entered into (not including and Sale and Leaseback Transactions permitted under "—Limitations on Sale and

    Leaseback Transactions" which amount does not include any Sale and Leaseback Transactions permitted under the provisions of this "—Exempted Liens and Sale and Leaseback Transactions"),

measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by us or such Restricted Subsidiary of ours. (Section 5.4)

Certain Definitions

        Set forth below are certain of the defined terms used in the indenture.

        "Attributable Debt" means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all customer lists, computer software, licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, capitalized research and development costs and other like intangibles, treasury stock and unamortized debt discount and expense, and all other like intangible assets, all as stated on the Company's most recent publicly available consolidated balance sheet preceding the date of determination and determined in accordance with generally accepted accounting principles.

        "Debt" means any and all of the obligations of a Person for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such Person as a liability as of the date of which the Debt is to be determined.

        "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing) on or with respect to any property.

        "Person" means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

        "Restricted Property" means, as to any particular series of notes, any manufacturing facility or plant owned, or leased, by the Company or a Restricted Subsidiary and located within the United States, including Puerto Rico, the gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of which is not less than 1% of Consolidated Tangible Net Assets as stated on the Company's most recent publicly available consolidated balance sheet preceding the date of determination other than any such manufacturing facility or plant which the board of directors reasonably determines is not material to the operation of the Company's business and its Subsidiaries, taken as a whole.

        "Restricted Subsidiary" means a Subsidiary (i) which is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the U.S. federal securities laws or (ii) which owns a Restricted Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by us or any Subsidiary.

        "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding shares or other interests having voting power is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person. Unless the context otherwise requires, all references to Subsidiary or Subsidiaries herein shall refer to our Subsidiaries.

        "United States" means the United States of America (including the States thereof and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.

Merger, Consolidation and Sale

        The indenture generally provides that we may not consolidate with or merge into, or sell, transfer or convey, including by lease, all or substantially all of our assets to another entity, unless: (i) the resulting, surviving or transferee entity (A) is a corporation or entity organized under the laws of the United States and (B) if other than us, it assumes by a supplemental indenture all our obligations under the debt securities and the indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined herein) and no circumstances which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the indenture. (Section 6.1)

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or their respective successors are permitted.

        Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as "DTC," will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

Amendment, Supplement and Waiver

        Subject to certain exceptions, the indenture or the debt securities of any series may be amended or supplemented with the written consent of the holders of not less than a majority in principal amount of the then outstanding debt securities of the affected series; provided that we and the trustee may not, without the consent of the holder of each outstanding debt security of such series affected thereby:

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  reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

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  reduce the rate of or extend the time for payment of interest on any debt security of such series;

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  reduce the principal of or extend the fixed maturity of any debt security of such series;

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  reduce the portion of the principal amount of a discounted security of such series payable upon acceleration of its maturity;

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  impair the right to sue for the enforcement of payment at the maturity of the debt security; or

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  make any debt security of such series payable in money other than that stated in such debt security. (Section 12.2)

        Any past default or failure to comply with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of the affected series, except a default in payment of principal or interest or in respect of other provisions requiring the consent of the holder of each such debt security of that series in order to amend. Without the consent of any holder of debt securities of such series, we and the trustee may amend or supplement the indenture or the debt securities without notice to, among others:

  •
  cure any ambiguity, omission, defect or inconsistency;

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  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

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  to comply with the provisions of the indenture concerning mergers, consolidations and transfers of all or substantially all of our assets;

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  to appoint a trustee other than Wells Fargo Bank, National Association (or any successor thereto) as trustee in respect of one or more series of debt securities;

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  to add, change or eliminate provisions of the indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act of 1939; or

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  to make any change that does not materially adversely affect the rights of any holder of that series of debt securities. (Section 12.1)

        Whenever we request the trustee to take any action under the indenture, including a request to amend or supplement the applicable indenture without the consent of any holder of debt securities, we are required to furnish the trustee with an officers' certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with. Without the consent of any holder of debt securities, the trustee may waive compliance with any provisions of the indenture or the debt securities if the waiver does not materially adversely affect the rights of any such holder.

Default and Remedies

        An "Event of Default" under the indenture in respect of any series of debt securities is:

  •
  default for 30 days in payment of interest on the debt securities of that series;

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  default in payment of principal, or any premium on the debt securities of that series;

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  default for 30 days in the payment of any sinking fund installment on the debt securities of that series;

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  failure by us for 90 days after notice to us to comply with any of our other agreements in the applicable indenture for the benefit of holders of debt securities of that series;

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  certain events of bankruptcy, insolvency or reorganization; and

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  any other event of default specifically provided for by the terms of such series, as described in the related prospectus supplement. (Section 7.1)

        If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the debt securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding debt securities of the affected series. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest on the outstanding debt securities of the affected series will automatically become immediately due and payable. In addition, an Event of Default applicable to a particular series of debt securities that causes the one or more series to be accelerated may give rise to a cross-default under our existing and future borrowing arrangements. (Section 7.2)

        No holder of debt securities may pursue any remedy against us under the indenture (other than with respect to the right to receive payment of principal (and premium, if any) or interest, if any) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the debt securities of the affected series shall have requested the trustee to pursue the remedy and shall have offered the trustee indemnity or security satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity or security, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the debt securities of the affected series. (Section 7.5)

        Holders of debt securities may not enforce the indenture or the debt securities except as provided in the indenture. The trustee may refuse to enforce the indenture or the debt securities unless it receives indemnity or security satisfactory to it from us or, under certain circumstances, the holders of debt securities seeking to direct the trustee to take certain actions under the indenture against any loss, liability or expense. Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series may direct the trustee in writing in its exercise of any trust or power under the indenture in respect of that series. The indenture provides that the trustee will give to the holders of debt securities of any particular series notice of all defaults actually known to it, within 90 days after the occurrence of any default with respect to such debt securities, unless the default shall have been cured or waived. The trustee may withhold from holders of debt securities notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding such notice is in the interests of such holders. We are required annually to certify to the trustee in writing as to the compliance by us with all conditions and any covenants under the indenture and the absence of a default thereunder, or as to any such default that existed. (Section 10.3)

        Our directors, officers, employees and stockholders, as such, shall not have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a debt security, each holder of such debt security waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the debt securities. (Section 15.1)

Satisfaction, Discharge and Defeasance

        The indenture provides, unless such provision is made inapplicable to the debt securities of any series issued pursuant to the indenture, that we may, subject to certain conditions described below, discharge certain obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity and redemption date, as the case may be.

        The indenture provides that we may elect either:

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  to defease and be discharged from all of our obligations with respect to the debt securities of a series (this is known as "defeasance"); or

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  to be released from our obligations with respect to the debt securities of a series under the restrictions described under "—Certain Covenants" or, if provided pursuant to the indenture, our obligations under any other covenant, and any omission to comply with such obligations will not constitute an event of default with respect to those debt securities (this is known as "covenant defeasance"); in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which those debt securities are payable at stated maturity, or government obligations, or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

        Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. (Section 11.3)

Governing Law

        The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Trustee

        Wells Fargo Bank, National Association will act as trustee under the indenture. Wells Fargo Bank, National Association is a documentation agent and a lender to us under our senior credit facility, and also provides from time to time other services to us in the ordinary course of business.

Additional Information

        The indenture is an exhibit to the registration statement of which this prospectus is a part. Any person who receives this prospectus may obtain a copy of such indenture without charge by writing to us at the address listed under the caption "Where You Can Find More Information."

 DESCRIPTION OF CAPITAL STOCK

General

        This section summarizes the general terms of our capital stock. The following description of our capital stock is only a summary and does not purport to be complete and is qualified in its entirety by reference to, (i) Gilead's restated certificate of incorporation, and (ii) Gilead's amended and restated bylaws, each of which has been publicly filed with the SEC and has been incorporated in this prospectus by reference. See "Where You Can Find More Information" for information on how to obtain copies.

Authorized Capital Stock

        Our authorized capital stock consists of 5,600,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

        The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. The holders of our common stock have the right to receive dividends if they are declared by our board of directors and there are sufficient funds to legally pay dividends, subject to the rights of the holders of any outstanding preferred stock to receive preferential dividends. Upon our liquidation, holders of our common stock would share ratably in any assets available for distribution to stockholders after payment of all of our obligations and the aggregate liquidation preference (including accrued and unpaid dividends) of any outstanding preferred stock. Our common stock is not redeemable and has no preemptive, subscription or conversion rights. Shares of our common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue. We currently do not pay cash dividends on our common stock. We presently intend to retain earnings for use in the operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Preferred Stock

        Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock, none of which are outstanding. Our board of directors may issue preferred stock in one or more series and fix the rights, preferences, privileges and restrictions of such preferred stock, including:

  •
  dividend rights;

  •
  dividend rate;

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  conversion rights;

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  voting rights;

  •
  rights and terms of redemption;

  •
  redemption price or prices;

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  the liquidation preferences of any wholly unissued series of preferred stock; and

  •
  the number of shares constituting any series or the designation of such series.

        The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock. We have no present plans to issue any preferred stock.

Anti-Takeover Provisions

        We have adopted certain anti-takeover provisions, which may have the effect of discouraging, delaying or preventing a merger or acquisition of the companies.

  Action by Written Consent

        Our amended and restated bylaws do not permit our stockholders to take action by written consent.

  Power of Stockholders to Call Special Stockholders' Meetings

        Our amended and restated bylaws provide that special meetings of the stockholders may be called only by the Chairman of our board of directors, the Chief Executive Officer, our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors or by stockholders holding not less than 20% of the voting power of all outstanding common shares of the Gilead.

  Removal of Directors

        A director of Gilead can be removed prior to the expiration of his or her term for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock. A director of Gilead can be removed at any time without cause by the affirmative vote of a majority of the outstanding shares of voting stock.

  Delaware Anti-Takeover Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders.

  Advance Notice for Stockholder Proposals; Director Nominations; Proxy Access

        Our amended and restated bylaws provide for an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our amended and restated bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder's intention to do so and setting forth specific information regarding such stockholder and such business or director nominee, as described in our amended and restated bylaws. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our Company. To be timely, the stockholder's notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 25 days before or more than 25 days after the first anniversary date of the preceding year's annual meeting, a stockholder's notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

        In addition, our amended and restated bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of Gilead's outstanding common stock continuously for at least three years to nominate and include in Gilead's proxy materials director nominees constituting up to the greater of (i) 20% of the board of directors (rounded down to the nearest whole number) or (ii) two directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the amended and restated bylaws and subject to the other terms and conditions set forth in the amended and restated bylaws.

Exclusive Forum

        Our restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Gilead or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our restated certificate of incorporation or our amended and restated bylaws; or (iv) any action asserting a claim against us or any of our directors, officers, employees or agents governed by the internal affairs doctrine; provided, however, that in the event the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware. Our restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

DESCRIPTION OF DEPOSITARY SHARES

        We may issue depositary shares representing fractional interests in shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, depositary agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable depositary agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

        In connection with the issuance of any depositary shares, we will enter into a depositary agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related depositary agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights).

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a bank or trust company, as warrant agent, that we will name in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include some or all of the following:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

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  the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

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  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

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  whether such warrants will be issued in registered form or bearer form;

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  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

 DESCRIPTION OF SUBSCRIPTION RIGHTS

        We may issue subscription rights to purchase debt securities, preferred stock or common stock. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

        The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

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  the price, if any, for the subscription rights;

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  the exercise price payable for each share of debt securities, preferred stock or common stock upon the exercise of the subscription rights;

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  the number of subscription rights issued to each shareholder;

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  the number and terms of the shares of debt securities, preferred stock or common stock which may be purchased per each subscription right;

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  the extent to which the subscription rights are transferable;

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  any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

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  the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

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  the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

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  if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

        The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, please see the section entitled "Where You Can Find More Information."

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of common stock or shares of preferred stock at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

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  debt securities, or

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  debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders' obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral arrangements relating thereto.

PLAN OF DISTRIBUTION

        We may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

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  to underwriters or dealers for resale to the public or to institutional investors;

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  directly to institutional investors;

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  directly to a limited number of purchasers or to a single purchaser;

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  through agents to the public or to institutional investors; or

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  through a combination of any of these methods of sale.

        The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

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  the offering terms, including the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities and the net proceeds to be received by us from the sale;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange on which the securities may be listed.

        If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

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  privately negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

        If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. Any common stock sold will be listed on the NASDAQ Global Select Market, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

 EXPERTS

        The consolidated financial statements of Gilead Sciences, Inc. appearing in Gilead Sciences, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of Gilead Sciences, Inc.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.